Exhibit 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES SECOND QUARTER RESULTS

Paoli, PA, July 27, 2010 – AMETEK, Inc. (NYSE: AME) today announced second quarter results that reflected significant increases in orders, sales, and earnings.

AMETEK’s second quarter 2010 sales of $591.9 million were up 13% over the $524.9 million reported in the second quarter of 2009. Operating income for the second quarter of 2010 was $115.6 million, a 24% increase from $93.2 million recorded in the same period of 2009. Operating margins improved 170 basis points to 19.5% in the second quarter of 2010. Net income in the second quarter of 2010 increased 30% to $67.4 million, or $0.63 per diluted share, from the second quarter 2009 level of $51.8 million, or $0.48 per diluted share.

“AMETEK achieved excellent results in the second quarter,” noted Frank S. Hermance, AMETEK Chairman and Chief Executive Officer. “Orders in the quarter were up 33% with broad-based strength evident in most of our markets. This order strength translated into strong top-line performance and, coupled with a lower cost structure, drove earnings significantly above our expectations.”

For the first half of 2010, AMETEK sales increased 7% to $1.15 billion from $1.08 billion in the same period of 2009. Operating income increased 9% to $218.0 million, from $199.4 million earned in the first half of last year. Net income for the first half of 2010 was $125.3 million, up 13% from $110.9 million in the same period of 2009. Diluted earnings per share were $1.17 for the first half of 2010, up 14% from $1.03 per diluted share in the first half of 2009.

Electronic Instruments Group (EIG)
For the 2010 second quarter, EIG sales increased 8% to $309.9 million. Operating income was $73.7 million, compared with $59.8 million in the second quarter of 2009, an increase of 23%. Operating margins for the quarter increased 290 basis points to 23.8% as compared to 20.9% in the second quarter of 2009.

“EIG had an excellent quarter. Revenue was up nicely, driven by strength in the Power and Process businesses. This higher revenue, coupled with a streamlined cost structure enabled us to expand operating margins significantly,” said Mr. Hermance.

Electromechanical Group (EMG)
For the second quarter of 2010, EMG sales were $282.0 million, an 18% increase over the same period of 2009. Operating income of $52.3 million was up 26% from the $41.5 million recorded in the same period of 2009. Operating margins for the quarter were up 110 basis points to 18.5%, as compared to 17.4% in the second quarter of 2009.

—MORE—

AMETEK ANNOUNCES SECOND QUARTER RESULTS

“EMG also had a very good quarter. Sales were up on strong core growth in both our differentiated and cost driven businesses as well as the contributions from the Ameron and Technical Services for Electronics acquisitions. Operating margins improved by 110 basis points, driven by higher revenue and our lowered cost structure,” commented Mr. Hermance.

2010 Outlook
“Our markets overall continue to show good growth as evidenced by our strong order input this year. While we remain watchful for any effects to our business from a slowing global economy, we are not experiencing any impact at this point. We continue to believe that AMETEK’s strong portfolio of businesses, proven operational capabilities, lower cost structure, and a successful focus on strategic acquisitions will enable us to perform well in 2010,” noted Mr. Hermance.

“We now anticipate 2010 revenue to be up low double digits on a percentage basis from 2009, reflecting a stronger core growth environment and the impact of recent acquisitions. Earnings for 2010 are expected to be in the range of $2.43 to $2.47 per diluted share, up 27% to 29% over 2009, reflecting the leveraged impact of core growth, our streamlined cost structure and the bottom-line benefit of acquisitions, including the recently acquired Haydon Enterprises business. This guidance is in-line with our announcement last week and up significantly from our April guidance of $2.20 to $2.28 per diluted share,” added Mr. Hermance.

“Third quarter 2010 sales are expected to be up high teens on a percentage basis from last year’s third quarter. We estimate our earnings to be approximately $0.63 to $0.65 per diluted share, up 58% to 63% over the third quarter of 2009,” noted Mr. Hermance.

Conference Call
AMETEK, Inc. will webcast its Second Quarter 2010 investor conference call on Tuesday, July 27, 2010 beginning at 8:30 AM ET. The live audio webcast will be available at the Investors section of www.ametek.com and at www.streetevents.com. The call will be archived at www.ametek.com.

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electro-mechanical devices with 2009 sales of $2.1 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 and the Russell 1000 Indices.

—MORE—

AMETEK ANNOUNCES SECOND QUARTER RESULTS

Forward-looking Information
Statements in this news release relating to future events, such as AMETEK’s expected business and financial performance are “forward-looking statements.” Forward-looking statements are subject to various factors and uncertainties that may cause actual results to differ significantly from expectations. These factors and uncertainties include our ability to consummate and successfully integrate future acquisitions; risks associated with international sales and operations; AMETEK’s ability to successfully develop new products, open new facilities or transfer product lines; the price and availability of raw materials; compliance with government regulations, including environmental regulations; changes in the competitive environment or the effects of competition in our markets; the ability to maintain adequate liquidity and financing sources; and general economic conditions affecting the industries we serve. A detailed discussion of these and other factors that may affect our future results is contained in AMETEK’s filings with the U.S. Securities and Exchange Commission, including its most recent reports on Form 10-K, 10-Q and 8-K. AMETEK disclaims any intention or obligation to update or revise any forward-looking statements.

# # #
(Financial Information Follows)

AMETEK, Inc.
Consolidated Statement of Income
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales	$591,941	$524,929	$1,148,603	$1,077,795

Operating expenses:
Cost of sales, excluding depreciation	395,499	361,578	771,223	732,221
Selling, general and administrative	69,849	61,017	137,392	125,547
Depreciation	10,998	9,154	21,947	20,645

Total operating expenses	476,346	431,749	930,562	878,413

Operating income	115,595	93,180	218,041	199,382
Other expenses:
Interest expense	(16,730)	(17,141)	(33,484)	(34,696)
Other, net	(1,621)	(1,001)	(2,136)	(1,024)

Income before income taxes	97,244	75,038	182,421	163,662
Provision for income taxes	29,853	23,225	57,085	52,794

Net income	$67,391	$51,813	$125,336	$110,868

Diluted earnings per share	$0.63	$0.48	$1.17	$1.03

Basic earnings per share	$0.64	$0.49	$1.18	$1.04

Weighted average common shares outstanding:
Diluted shares	106,669	107,955	107,119	107,638

Basic shares	105,667	106,708	106,143	106,564

Dividends per share	$0.06	$0.06	$0.12	$0.12

AMETEK, Inc.
Information by Business Segment
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Net sales:
Electronic Instruments	$309,895	$286,260	$608,559	$588,726
Electromechanical	282,046	238,669	540,044	489,069

Consolidated net sales	$591,941	$524,929	$1,148,603	$1,077,795

Income:
Segment operating income:
Electronic Instruments	$73,720	$59,804	$142,786	$128,913
Electromechanical	52,262	41,513	95,626	87,683

Total segment operating income	125,982	101,317	238,412	216,596
Corporate administrative and other expenses	(10,387)	(8,137)	(20,371)	(17,214)

Consolidated operating income	$115,595	$93,180	$218,041	$199,382

AMETEK, Inc.
Condensed Consolidated Balance Sheet
(In thousands)

	June 30,	December 31,
	2010	2009
	(Unaudited)
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$235,385	$251,350
Receivables, net	367,127	331,383
Inventories	315,747	311,542
Other current assets	66,686	75,155

Total current assets	984,945	969,430

Property, plant and equipment, net	290,437	310,053
Goodwill	1,296,586	1,277,291
Other intangibles, investments and other assets	695,080	689,258

Total assets	$3,267,048	$3,246,032

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current portion of long-term debt	$76,795	$85,801
Accounts payable and accruals	385,597	338,481

Total current liabilities	462,392	424,282

Long-term debt	937,292	955,880
Deferred income taxes and other long-term liabilities	313,988	298,846
Stockholders’ equity	1,553,376	1,567,024

Total liabilities and stockholders’ equity	$3,267,048	$3,246,032